Exhibit d1a

MainSTay Funds Trust

FOrm of AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment to the Management Agreement is hereby made as of the 14th day of May, 2012, between MainStay Funds Trust, a Delaware business trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to the Amended and Restated Management Agreement, dated February 28, 2012, as amended (the “Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect the addition of the MainStay New York Tax Free Opportunities Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective May 14, 2012, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	By:
Name:	Name:
Title:	Title:

MAINSTAY FUNDS TRUST

Attest:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

(As of May 14, 2012)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Conservative Allocation Fund	0.000%*
MainStay Epoch U.S. All Cap Fund	0.850% up to $500 million; 0.825% $500 million to $1 billion; and 0.800% in excess of $1 billion
MainStay Epoch Global Choice Fund	1.00%
MainStay Epoch Global Equity Yield Fund	0.70%
MainStay Epoch International Small Cap Fund	1.10%
MainStay Epoch U. S. Equity Fund	0.80%
MainStay Floating Rate Fund	0.600% up to $1 billion; and 0.575% in excess of $l billion
MainStay Growth Allocation Fund	0.000%*
MainStay Growth Equity Fund	0.700% up to $500 million; and 0.675% in excess of $500 million
MainStay High Yield Municipal Bond Fund	0.55%
MainStay ICAP Equity Fund	0.80%
MainStay ICAP International Fund	0.80%
MainStay ICAP Global Fund	0.80%
MainStay ICAP Select Equity Fund	0.80% up to $5 billion; and 0.775% in excess of $5 billion
MainStay Indexed Bond Fund	0.350% up to $1 billion; and 0.300% in excess of $1 billion

MainStay Intermediate Term Bond Fund	0.600% up to $500 million; and 0.575% from $500 million to $1 billion; and 0.550% in excess of $1 billion
MainStay Moderate Allocation Fund	0.000%*
MainStay Moderate Growth Allocation Fund	0.000%*
MainStay New York Tax Free Opportunities Fund	0.50% on all assets
MainStay S&P 500 Index Fund	0.250% up to $1 billion; 0.225% from $1 billion to $2 billion; 0.215% from $2 billion to $3 billion; and 0.200% in excess of $3 billion
MainStay Short Term Bond Fund	0.600% up to $500 million; and 0.575% in excess of $500 million
MainStay 130/30 Core Fund	1.000%
MainStay 130/30 International Fund	1.100%
MainStay Retirement 2010 Fund	1.000%
MainStay Retirement 2020 Fund	1.000%
MainStay Retirement 2030 Fund	1.000%
MainStay Retirement 2040 Fund	1.000%
MainStay Retirement 2050 Fund	1.000%

* The Manager will receive no fee from the Fund, although the parties acknowledge that the Manager or its affiliates shall receive compensation from other registered investment companies, including other series of the Company, in connection with assets of the Fund that are invested in such investment companies.